                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                THREE MONTHS
                                                               ENDED MARCH 31,
                                                               ----------------
                                                                1997     1996
                                                               -------  -------
Net Income.................................................... $    22  $    26
Add:
  Interest expense............................................      22       17
  Amortization of capitalized debt expense....................     --       --
  Portion of rentals representative of interest factor........     --       --
  Income tax expense and other taxes on income................      10       16
  Fixed charges of unconsolidated subsidiaries................     --       --
                                                               -------  -------
    Earnings as defined....................................... $    54  $    59
                                                               =======  =======
Interest expense.............................................. $    22  $    17
Amortization of capitalized debt expense......................     --       --
Portion of rentals representative of interest factor..........     --       --
Fixed charges of unconsolidated subsidiaries..................     --       --
                                                               -------  -------
    Fixed charges as defined.................................. $    22  $    17
                                                               =======  =======
Ratio of earnings to fixed charges............................    2.45x    3.47x
                                                               =======  =======